EXHIBIT 99

SUPERIOR BANCORP
ANNOUNCES THIRD QUARTER 2008 PERFORMANCE

•	Third quarter 2008 operating earnings per share: $0.16 (Non-GAAP)
•	Assets up 7%: $3.1 billion vs. $2.9 billion
•	Loans up 9%: $2.2 billion vs. $2.0 billion
•	Deposits up 4%: $2.2 billion vs. $2.1 billion
•	Net interest income up 9%: $22 million vs. $20 million
•	Remains “Well-Capitalized” under regulatory standards

Birmingham, Alabama, October 27, 2008: Superior Bancorp (NASDAQ: SUPR) announced today its third quarter 2008 performance. A summary of its results is provided below and in the attached selected financial data.

	As of and for the Quarters Ended
(Dollars in thousands, except per share data)	September 30, 2008	September 30, 2007
Total assets	$3,103,677	$2,902,791
Total loans, net of unearned income	2,219,041	2,039,530
Total deposits	2,225,529	2,150,037
Stockholders’ equity	341,873	347,335
Net interest income	21,626	19,906
Net (loss) income (GAAP)	(6,508)	1,450
Net (loss) income per common share (GAAP) (1)	(0.65)	0.15
Operating earnings (Non-GAAP) (2)	1,588	2,673
Operating earnings per common share (Non-GAAP) (1) (2)	0.16	0.28
Total branches	76	66

(1) - Retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.
(2) - Excluding the after-tax effect of a $7.7 million charge for impaired securities, discussed below.

CEO Stan Bailey stated, “In the unprecedented economic environment we are experiencing, our strategic plan of successfully managing through the current credit cycle, obtaining customers dislocated from major competitors as a result of merger activity, optimizing our 20 new branches and making money for our shareholders continues to be executed successfully. These initiatives resulted in loan and deposit growth, increasing revenue and reasonable credit costs during the third quarter of 2008. Superior has not engaged in “shutting down the company” as often as has been referenced by the media with respect to other institutions. Regardless of the pessimistic economic outlook, Superior is “open for business” for our customers and shareholders.”

During October, the U. S. Treasury unveiled its TARP voluntary Capital Participation Program. Superior Bancorp believes it is eligible for participation in this program, and has filed an application for approximately $70 million. This program is targeted at healthy banks and is designed to support economic recovery by encouraging both prudent lending and consolidation within the banking industry.

Third Quarter 2008 Performance

Operating earnings for the third quarter of 2008 were $1.6 million, or $0.16 per share, compared to $2.7 million, or $0.28 per share, for the third quarter of 2007. Operating earnings were lower in the third quarter of 2008 than in the corresponding 2007 period primarily as a result of an increase in the provision for loan losses and increased noninterest expenses due to branch expansion. A reconciliation of operating earnings and net income (loss) under GAAP is provided in the attached selected financial data.

On a GAAP basis, the third quarter 2008 net loss was $(6.5) million, or $(0.65) per share, compared to net income of $841,000 for the second quarter of 2008 and net income of $1.5 million, or $0.15 per share, for the third quarter of 2007. The third quarter 2008 net loss includes investment security after-tax losses of $7.7 million resulting from an impairment in investment securities.

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae and Freddie Mac under conservatorship. At September 30, 2008, Superior Bank held in its available-for-sale investment portfolio preferred securities issued by Fannie Mae and Freddie Mac with a cost basis of $8.6 million. After the conservatorship, these securities currently trade at five to seven percent of par value. Superior Bank does not hold any common stock or other equity securities issued by Fannie Mae or Freddie Mac. In light of the significant decline in the market value of these securities due to the takeover of Fannie Mae and Freddie Mac and as it is unclear at this time if the value of the securities will improve, Superior Bank recognized a $7.4 million, net of tax, non-cash other-than-temporary impairment (“OTTI”) charge on these investments during the third quarter of 2008. In the same quarter, Superior Bank also recognized a $300,000, net of tax, OTTI charge on a private-label, mortgage-backed security which experienced a significant rating downgrade. Under federal tax law that was in effect at September 30, 2008 the losses recognized on the Fannie Mae and Freddie Mac preferred stock were considered capital losses rather than ordinary losses. As such, only the amount of these losses that could be offset by recognized capital gains was included in the third quarter of 2008. On October 3, 2008, the enactment of the Emergency Economic Stabilization Act of 2008 (“EESA”) included a section that changed the character of these losses from capital to ordinary for federal income tax purposes. This change will allow Superior Bank to recognize a $2.3 million tax benefit in the fourth quarter of 2008 related to the impairment charge. On October 17, 2008, the federal banking and thrift regulators jointly announced that they will allow banking organizations to recognize the effect of this tax change in their third quarter 2008 regulatory capital calculations.

Superior Bancorp’s third quarter 2008 net interest income increased to $21.6 million from $20.0 million in the third quarter of 2007, a 9% increase. Net interest margin was 3.33% in the third quarter of 2008 compared to 3.38% in the third quarter of 2007.

Superior Bancorp’s third quarter 2008 core noninterest income increased to $5.2 million from $4.7 million in the third quarter of 2007, a 10% increase. This increase is primarily attributable to increases in customer service charges and brokerage commissions due in large part to an increased customer base resulting from acquisitions and branch expansion. Core noninterest income excludes certain items such as investment security gains and losses. A reconciliation of core noninterest income is included in the attached selected financial data.

Superior Bancorp’s third quarter 2008 core noninterest expense increased 20% to $22.9 million from $19.1 million in the third quarter of 2007. This increase is primarily attributable to increases in advertising and marketing expenses and FDIC insurance assessments as well as new branch openings. Core noninterest expense excludes certain items such as amortization of core deposit intangibles. A reconciliation of core noninterest expense is included in the attached selected financial data.

Balance Sheet Growth

Superior Bancorp’s total deposits at September 30, 2008 increased to $2.2 billion from $2.1 billion at September 30, 2007. As of September 30, 2008 Superior Bancorp’s de novo branches accounted for approximately $262 million of core deposits, predominantly from new customer relationships. Customer dislocations associated with recent merger activities among Superior’s major competitors also contributed to the deposit performance.

Loans increased to $2.2 billion at September 30, 2008, an increase of 10% from December 31, 2007 and 9% from September 30, 2007. Loan growth occurred across all of Superior’s Alabama and Florida markets, with primary expansion occurring in the commercial, mortgage and commercial real estate sectors of Superior’s loan portfolio.

Credit Quality Management

At September 30, 2008, non-performing loans (“NPLs”) were 2.77% of total loans, compared to 1.83% at June 30, 2008 and 1.26% at December 31, 2007, which is in line with management’s expectations. The $22.2 million NPL increase during the third quarter of 2008 was predominantly located in Florida and includes real estate relationships primarily secured by residential properties in various stages of development. Of total NPL, $15.8 million is in Alabama and $45.2 million is in Florida.

Other Real Estate Owned (“OREO”) increased $12.2 million during the third quarter of 2008, to $24.5 million. The increase in OREO is composed primarily of properties in Alabama consisting of single-family homes and residential lots. Of total OREO, $21.2 million is in Alabama and $3.3 million is in Florida.

Loans in the 30-89 days past due (DPD) category decreased to 0.86% of total loans at September 30, 2008 from 2.05% of total loans at June 30, 2008. Past-due loans that were 90 DPD and still accruing increased during the third quarter, moving to 0.37% at September 30, 2008 from 0.09% as of June 30, 2008 (loans in this category are included in NPL).

Net loan charge-offs decreased to 0.34% as a percentage of average loans during the third quarter of 2008, compared to 0.38% during the second quarter of 2008. Of the $1.9 million net charge-offs in the third quarter of 2008, Superior Bank’s charge-offs were $1.5 million, or 0.26% of consolidated average loans, and the consumer finance company charge-offs were $425,000, or 0.08% of consolidated average loans. Of Superior Bank’s charge-offs, 37.4% related to 1-4 family mortgages and 46.3% related to real estate construction.

The provision for loan losses was $2.3 million in the third quarter of 2008, maintaining the allowance for loan losses at 1.25% of net loans, or $27.7 million, at September 30, 2008, compared to 1.27% of net loans, or $27.2 million at June 30, 2008. Most of the increases in NPL and OREO that occurred in the third quarter came from previously identified problem loans, and are potentially indicative of a slowing of deterioration of credit quality among Superior’s customer base. Management has taken a proactive approach to monitoring these loans and will continue actively manage these credits to minimize loss.

De Novo Branching Program Completed

Superior has opened 20 new branches in key Alabama and Florida markets, which have generated approximately $262 million of core deposits as of September 30, 2008. For the third quarter of 2008, after-tax overhead expense associated with the new branches was $1.3 million, representing an approximately 2% annualized premium on deposits. Superior Bancorp has invested approximately $25 to $30 million toward its de novo branch expansion program.

Well-Capitalized and Liquid

During the third quarter of 2008, Superior Bank raised $10 million in additional capital through a private placement of a subordinated note with detached warrants convertible into Superior Bancorp’s common stock. This financing allowed Superior Bank to continue growth in its markets, including growth attributable to customer dislocations associated with merger activities among major competitors.

Superior Bank continues to be well-capitalized under regulatory guidelines with a total risk-based capital ratio of 10.18% as of September 30, 2008. Other key equity ratios of Superior Bank at September 30, 2008 were total equity to total assets of 12.61% and tangible equity to tangible assets of 7.05%.

Outlook

The banking environment in 2008 is as difficult as any Superior’s management has seen in their banking careers - but with such challenges come tremendous opportunity. The management of Superior believes that the likelihood of a protracted recession at the national level has increased dramatically, particularly due to the frozen credit markets of the past quarter. Management has been encouraged by the passage of the legislation designed to “unfreeze” the credit markets, is pleased at the initial response of the credit markets to these measures and hopes that the national and international markets will continue to improve on the path toward greater stability and normality in coming months. In the meantime, Superior is able to support its customers in Alabama and Florida, to fund loans and finance growth for financially viable customers and projects, and to serve the needs of its customers.

About Superior Bancorp

Superior Bancorp is a $3.1 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank and the third largest U. S.-owned bank headquartered in Alabama. Superior Bank has 76 branches, with 44 locations throughout the state of Alabama and 32 locations in Florida. Superior Bank currently has two new branches planned for Alabama in addition to the 20 that have opened since September 2006 as part of Superior’s de novo program.

Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

 This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

 The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that may be introduced by a new Presidential administration.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com, or by calling 1-877-326-BANK (2265).

COMPANY CONTACT:

Jim White, Chief Financial Officer, (205) 327-3656

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Financial Condition
(Dollars In Thousands)

	September 30,		December 31,
	2008	2007	2007
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$88,035	$53,399	$52,983
Interest-bearing deposits in other banks	6,564	7,062	6,916
Federal funds sold	3,038	7,536	3,452
Investment securities available for sale	334,502	367,538	361,171
Tax lien certificates	18,877	13,935	15,615
Mortgage loans held for sale	15,292	26,942	33,408
Loans, net of unearned income	2,219,041	2,039,530	2,017,011
Less: Allowance for loan losses	(27,670)	(22,867)	(22,868)
Net loans	2,191,371	2,016,663	1,994,143
Premises and equipment, net	104,003	91,734	104,799
Accrued interest receivable	15,188	17,421	16,512
Stock in FHLB	24,965	17,870	14,945
Cash surrender value of life insurance	47,789	45,219	45,277
Goodwill and other intangibles	184,442	187,289	187,520
Other assets	69,611	50,183	48,684

Total assets	$3,103,677	$2,902,791	$2,885,425

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$220,553	$207,383	$207,602
Interest-bearing	2,004,976	1,942,654	1,993,009
Total deposits	2,225,529	2,150,037	2,200,611

Advances from FHLB	440,327	287,795	222,828
Federal funds borrowed and security repurchase agreements	5,989	21,990	17,075
Note payable	10,000	8,768	9,500
Subordinated debentures	60,940	53,831	53,744
Accrued expenses and other liabilities	19,019	33,035	31,625
Total liabilities	2,761,804	2,555,456	2,535,383

Stockholders' Equity
Common stock, par value $.001 per share; authorized 15,000,000 shares; shares issued 10,391,748, 10,372,782, and 10,380,658 respectively; outstanding 10,064,941, 10,070,745, and 10,027,079, respectively	10	10	10
Surplus	331,860	328,396	329,232
Retained earnings	28,586	31,653	33,557
Accumulated other comprehensive (loss) gain	(6,441)	(968)	174
Treasury stock, at cost	(11,370)	(11,105)	(12,309)
Unearned ESOP stock	(487)	(651)	(622)
Unearned restricted stock	(285)	-	-
Total stockholders' equity	341,873	347,335	350,042

Total liabilities and stockholders' equity	$3,103,677	$2,902,791	$2,885,425

Superior Bancorp and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2008	2007	2008	2007	2007
	(Unaudited)		(Unaudited)
Interest income
Interest and fees on loans	$36,664	$40,486	$110,717	$109,783	$150,443
Interest on investment securities:
Taxable	4,106	4,271	12,302	12,805	17,174
Exempt from Federal income tax	430	276	1,291	543	897
Interest on federal funds sold	17	91	114	373	471
Interest and dividends on other investments	663	875	2,039	2,304	2,944

Total interest income	41,880	45,999	126,463	125,808	171,929

Interest expense
Interest on deposits	16,010	21,410	52,972	57,659	79,667
Interest on FHLB advances and other borrowings	3,290	3,617	9,098	9,636	12,971
Interest on subordinated debt	954	1,066	2,887	3,062	4,129

Total interest expense	20,254	26,093	64,957	70,357	96,767

Net interest income	21,626	19,906	61,506	55,451	75,162

Provision for loan losses	2,305	1,179	10,143	2,884	4,541

Net interest income after provision for loan losses	19,321	18,727	51,363	52,567	70,621

Noninterest income
Service charges and fees on deposits	2,425	2,090	6,721	5,774	7,957
Mortgage banking income	820	970	3,117	3,052	3,860
Investment securities (losses) gains	(8,541)	-	(7,072)	242	308
Change in fair value of derivatives	141	202	773	169	1,310
Increase in cash surrender value of life insurance	583	481	1,689	1,381	1,895
Gain on extinguishment of liabilities	-	-	2,918	-	-
Other income	1,359	1,181	4,247	2,931	4,027
.
Total noninterest income	(3,213)	4,924	12,393	13,549	19,357

Noninterest expenses
Salaries and employee benefits	12,379	10,724	36,577	30,959	42,316
Occupancy, furniture and equipment expense	4,434	3,506	12,614	9,650	13,391
Amortization of core deposit intangibles	896	494	2,688	1,102	1,691
Loss on extinguishment of debt	-	1,469	-	1,469	1,469
Merger related costs	-	103	118	530	639
Loss on termination of ESOP	-	158	-	158	158
Other operating expenses	6,199	4,836	17,449	13,504	18,559

Total noninterest expenses	23,908	21,290	69,446	57,372	78,223

(Loss) income before income taxes	(7,800)	2,361	(5,690)	8,744	11,755

Income tax (benefit) expense	(1,292)	911	(719)	3,027	4,134

Net (loss) income	$(6,508)	$1,450	$(4,971)	$5,717	$7,621

Basic net (loss) income per common share	$(0.65)	$0.15	$(0.50)	$0.64	$0.82
Diluted net (loss) income per common share	$(0.65)	$0.15	$(0.50)	$0.63	$0.82

Weighted average common shares outstanding	10,023	9,693	10,017	8,975	9,244
Weighted average common shares outstanding, assuming dilution	10,023	9,770	10,017	9,092	9,333

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)

	As of and for the Three Months		As of and for the Nine Months		As of and for the Year
	September 30,		September 30,		Ended December 31,
	2008	2007	2008	2007	2007
Selected Average Balances :
Total assets	$3,053,068	$2,739,176	$2,980,931	$2,532,069	$2,620,962
Total liabilities	2,705,133	2,411,247	2,630,594	2,237,539	2,312,690
Loans, net of unearned income	2,181,873	1,921,376	2,112,800	1,745,273	1,814,032
Mortgage loans held for sale	19,846	22,876	29,453	24,070	24,997
Investment securities	349,783	353,223	350,551	345,679	350,561
Total interest-earning assets	2,610,128	2,352,203	2,548,533	2,171,371	2,246,177
Noninterest-bearing deposits	218,861	197,977	218,419	185,704	191,066
Interest-bearing deposits	2,019,148	1,854,473	1,994,994	1,728,856	1,790,719
Advances from FHLB	374,562	242,985	320,685	213,109	221,831
Federal funds borrowed and security repurchase agreements	8,602	20,186	8,393	19,287	17,061
Subordinated debentures	54,660	52,515	53,996	46,790	48,557
Total interest-bearing liabilities	2,470,303	2,180,567	2,391,321	2,017,889	2,088,719
Stockholders' equity	347,935	327,909	350,337	294,530	308,272

Per Share Data (8):
Net (loss) income - basic	$(0.65)	$0.15	$(0.50)	$0.64	$0.82
- diluted (9)	$(0.65)	$0.15	$(0.50)	$0.63	$0.82
Weighted average common shares outstanding - basic	10,023	9,693	10,017	8,975	9,244
Weighted average common shares outstanding - diluted (9)	10,023	9,770	10,017	9,092	9,333
Common book value per share at period end	$33.97	$34.49	$33.97	$34.49	$34.91
Tangible common book value per share at period end	$15.64	$15.89	$15.64	$15.89	$16.21
Common shares outstanding at period end	10,065	10,070	10,065	10,070	10,027

Performance Ratios and Other Data:
Return on average assets(1)	(0.85)%	0.21%	(0.22)%	0.30%	0.29%
Return on average tangible assets(1)	(0.90)	0.22	(0.24)	0.32	0.31
Return on average stockholders' equity(1)	(7.44)	1.75	(1.90)	2.60	2.47
Return on average tangible equity(1)	(15.88)	3.58	(4.04)	5.00	4.91
Net interest margin(1)(2)(3)	3.33	3.38	3.26	3.43	3.37
Net interest spread(1)(3)(4)	3.16	3.03	3.03	3.10	3.04
Noninterest income to average assets(1)(5)	0.68	0.67	0.71	0.69	0.67
Noninterest expense to average assets(1)(6)	2.98	2.76	2.97	2.85	2.83
Efficiency ratio (7)	84.66	77.77	85.09	78.65	79.48
Average loan to average deposit ratio	98.38	94.73	96.79	92.42	92.80
Average interest-earning assets to average
interest-bearing liabilities	105.66	107.87	106.57	107.61	107.54
Intangible assets - goodwill	$162,390	$162,075	$162,390	$162,075	$162,466
- core deposit intangible ("CDI") and other intangibles	22,052	25,215	22,052	25,215	25,054

Assets Quality Ratios:
Nonaccrual loans	$51,451	$17,066	$51,451	$17,066	$22,533
Accruing loans 90 days or more delinquent	8,268	5,923	8,268	5,923	2,117
Restructured loans	1,818	499	1,818	499	671
Other real estate owned and repossessed assets	24,787	1,737	24,787	1,737	4,415
Net loan charge-offs	1,878	1,177	5,341	2,627	4,282
Allowance for loan losses to nonperforming loans	44.96%	97.35%	44.96%	97.35%	90.31%
Allowance for loan losses to loans, net of unearned income	1.25	1.12	1.25	1.12	1.13
Nonperforming assets ("NPAs") to loans plus NPAs, net of unearned income	3.85	1.24	3.85	1.24	1.47
NPAs to total assets	2.78	0.87	2.78	0.87	1.03
Net loan charge-offs to average loans(1)	0.34	0.24	0.34	0.20	0.24
Net loan charge-offs as a percentage of:
Provision for loan losses	81.48	99.83	52.66	91.09	94.30
Allowance for loan losses(1)	27.00	20.42	25.78	15.36	18.72

(1)- Annualized for the three-month periods ended September 30, 2008 and 2007.
(2)-Net interest income divided by average earning assets.
(3)-Calculated on a taxable equivalent basis.
(4)-Yield on average interest-earning assets less rate on average interest-bearing liabilities.
(5)-Noninterest income has been adjusted for changes in fair value of derivatives, investment security gains(losses), and gain on extinguishment of liabilities.
(6)-Noninterest expense has been adjusted for CDI amortization, extinguishment of debt, termination of ESOP, merger related costs, management separation costs, losses on other real estate and the loss on sale of assets.

(7)-Efficiency ratio is calculated by dividing noninterest expense, adjusted for CDI amortization, merger related costs, extinguishment of debt, termination of ESOP, losses on other real estate and the loss on sale of assets, by noninterest income, adjusted for changes in fair values of derivatives, investment security gains (losses), plus net interest income on a fully tax equivalent basis, and gain on extinguishment of liabilities.

(8)-Per share data has been retroactively restated to reflect 1-for-4 reverse stock split effective April 28, 2008.
(9)-Common stock equivalents of 92,086 and 55,494 shares were not included in computing diluted earnings per share for the three- and nine-month periods ending September 30, 2008, respectively, because their effects were antidilutive.

SUPERIOR BANCORP AND SUBSIDIARIES
UNAUDITED SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Reconciliation Table	2008	2007	2008	2007
Net (loss) income (GAAP)	$(6,508)	$1,450	$(4,971)	$5,717
Merger-related items, net of tax	-	65	74	334
Amortization of core deposit intangibles	564	311	1,693	1,065
Extinguishment of debt, net of tax	-	925	-	925
ESOP termination, net of tax	-	100	-	100
Investment securities losses (gains), net of tax	7,701	-	6,775	(152)
Change in fair value of derivatives, net of tax	(89)	(127)	(487)	(106)
Gain on extinguishment of liabilities, net of tax	-	-	(1,838)	-
Other, net of tax	(81)	(50)	(241)	(135)

Operating earnings (non-GAAP)	$1,588	$2,673	$1,006	$7,747

Earnings (loss) per share reconcilement
Net (loss) income (GAAP)	$(0.65)	$0.15	$(0.50)	$0.64
Merger-related items, net of tax	-	0.01	0.01	0.04
Amortization of core deposit intangibles	0.06	0.03	0.17	0.12
Extinguishment of debt, net of tax	-	0.10	-	0.10
ESOP termination, net of tax	-	0.01	-	0.01
Investment securities losses (gains), net of tax	0.77	-	0.68	(0.02)
Change in fair value of derivatives, net of tax	(0.01)	(0.01)	(0.05)	(0.01)
Gain on extinguishment of liabilities, net of tax	-	-	(0.18)	-
Other, net of tax	(0.01)	(0.01)	(0.02)	(0.02)

Operating earnings (non-GAAP)	$0.16	$0.28	$0.10	$0.86

Core noninterest income (non-GAAP)	$5,186	$4,655	$15,739	$12,989
Investment securities (losses) gains	(8,541)	-	(7,072)	242
Change in fair value of derivatives	141	202	773	169
Gain on extinguishment of liabilities	-	-	2,918	-
Other, net	1	67	35	149

Total noninterest income (GAAP)	$(3,213)	$4,924	$12,393	$13,549

Core noninterest expense (non-GAAP)	$22,885	$19,053	$66,292	$54,047
Amortization of core deposit intangibles	896	494	2,688	1,102
Extinguishment of debt, net of tax	-	1,469	-	1,469
ESOP termination, net of tax	-	158	-	158
Merger related costs	-	103	118	530
Other, net	127	13	348	66

Total noninterest expense (GAAP)	$23,908	$21,290	$69,446	$57,372

	As of September 30,
	2008	2007
Total stockholders' equity (GAAP)	$341,873	$347,335
Intangible assets (GAAP)	184,442	187,289
Total tangible equity (non-GAAP)	$157,431	$160,046